Filed under Rule 424(b)(3) of Regulation C
                                                     SEC File Number: 333-25873
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 15, 1997)

                                2,088,319 SHARES

                             CHARTWELL LEISURE INC.

                                  COMMON STOCK

         The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. In addition, the information in this Prospectus Supplement concerning the Plan of Distribution supplements the statements set forth under the caption "Plan of Distribution" in the Prospectus. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                              SELLING STOCKHOLDERS

         The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows. On or about September 16, 1997, Quota Fund N.V. transferred 167,900 shares of Chartwell Common Stock to Quasar International Partners, C.V. ("Quasar"). The Company has consented to the use of the Prospectus, as supplemented by this Prospectus Supplement, by Quasar in connection with the offer and sale of the shares of Chartwell Common Stock owned by Quasar. The table below amends and restates the table listed in the Prospectus under the caption "Selling Stockholders." It sets forth information regarding the beneficial ownership of the Shares by each Selling Stockholder prior to the Offering and as adjusted to give effect to the sale of all of the Shares offered pursuant to the Prospectus, as supplemented by this Prospectus Supplement. The table reflects the transfer of shares to Quasar from Quota Fund N.V.


                                                                          Number of
                                             Number of                  Shares to be    Number of
                                             Shares of     Percentage  Offered for the Shares to be  Percentage to
                                            Common Stock  Beneficially Account of the  Owned after  be Beneficially
                                            Beneficially  Owned Before     Selling         this       Owned after
Name                                         Owned (1)      Offering     Stockholder     Offering    this Offering

Baron Asset Fund..........................         783,000    5.84%            658,929   124,071           *
Quasar International Partners, C.V. ......         167,900    1.25%            167,900      0              *
Brahman Partners II, L.P..................         224,100    1.67%            224,100      0              *
B-Y Partners, L.P.........................         262,700    1.96%            262,700      0              *
Brahman Institutional Partners, L.P.......         253,400    1.89%            253,400      0              *
Brahman Partners II Offshore, Ltd.........          91,900      *               91,900      0              *
Steven J. Belmonte........................           4,300      *                4,300      0              *
James E. Buckman..........................          12,320      *               12,320      0              *
Gregory D. Casserly.......................          10,900      *               10,900      0              *
Scott E. Forbes...........................           3,400      *                3,200     200             *
Stephen P. Holmes(2)......................          24,200      *               24,000     200             *
Jeanne M. Murphy..........................           3,270      *                3,200      70             *
Douglas L. Patterson......................           3,860      *                3,860      0              *
Eric E. Pfeffer...........................           4,400      *                4,400      0              *
John J. Russell...........................           4,050      *                4,050      0              *
Henry R. Silverman(3).....................         283,372    2.08%            278,200    5,172            *
Richard A. Smith..........................           8,000      *                8,000      0              *
John D. Snodgrass.........................          72,960      *               72,960      0              *

*        Less than 1%.

(1) The information contained in this table reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On May 14, 1997, the Company had 13,404,931 shares of Common Stock outstanding. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options granted under the HFS Option Plan.
(2) Mr. Holmes, who is the Vice Chairman of HFS, is a Director of the Company and an Affiliate Selling Stockholder.
(3) Includes 5,172 shares of Common Stock in two retirement plans whose sole beneficiary is Mr. Silverman. Mr. Silverman, who is the Chairman and Chief Executive Officer of HFS, is a Director of the Company and an Affiliate Selling Stockholder.


 632947.1

                              PLAN OF DISTRIBUTION

         The information set forth in the second paragraph under the caption "Plan of Distribution" in the Prospectus is supplemented as follows. The Shares may be sold in one or more of the following types of transaction: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a distribution in accordance with the rules of NASDAQ National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) sales by Selling Stockholders directly to purchasers other than brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.




          The date of this Prospectus Supplement is September 17, 1997